EXHIBIT 10.1

DATED     26 April 2010

Thermodynetics, Inc

as Seller

Execuzen Ltd, Burlington Holdings, Inc and
Joseph DeSena

as Buyers

AGREEMENT

for the sale and
purchase of 26.5485% of the entire issued share capital of Turbotec Products plc

Berwin Leighton Paisner LLP
Adelaide House London Bridge London EC4R 9HA
tel +44 (0)20 7760 1000  fax +44 (0)20 7760 1111LO: 385833_1

Contents

Clause	Name	Page

1	Definitions and Interpretation	3
2	Agreement for Sale	6
3	Purchase Price	6
4	Adjustments to the Purchase Price	7
5	Completion	9
6	Warranties	10
7	Indemnity	11
8	Acting in concert	11
9	Assignment and Succession	12
10	Announcements and Information	12
11	Rights and Remedies of the Buyers	12
12	Waiver	13
13	No merger	13
14	Cumulative Rights	13
15	Contracts (Rights of Third Parties) Act 1999	13
16	Costs	13
17	Set-off, Withholding Tax and Grossing-Up	13
18	Invalidity	14
19	Further assurance	14
20	Counterparts	14
21	Joint and Several Liability	14
22	Communications	14
23	Entire Agreement	15
24	Governing Law and Jurisdiction	15
25	Service of Process	16

Execution Pages		18

DATED      26 April 2010

PARTIES

(1)	Thermodynetics, Inc a company registered in the state of Nevada, USA whose principal place of business is at 651 Day Hill Road, Windsor, Connecticut 06095 (the “Seller”)

(2)	Execuzen Ltd, a company incorporated under the laws of England and Wales with company number 3777278 whose registered office is at XXXXXXXXX, London EC3V 9BW (“Execuzen”)

(3)
Burlington Holdings, Inc a company incorporated in the state of Nevada, United State of America with entity number C16613-2003 whose principal place of business is at XXXXXXXXX,  Henderson, NV  89052 USA (“Burlington”)

(4)	Joseph DeSena of XXXXXXXXX, Pittsfield, Vt 05772 United States of America (“JD”)

(Execuzen, Burlington and JD together, the “Buyers”)

OPERATIVE PROVISIONS

1	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement:

“AIM” the market operated by the London Stock Exchange plc known as AIM.

“AIM Rules” means the rules published by the London Stock Exchange plc governing the admission to and the operation of the of AIM.

“Agreed Form” means a form agreed between the parties, a copy of which is initialled for the purpose of identification by or on behalf of the parties.

“Agreement” means this agreement together with its schedules as amended from time to time in accordance with this agreement or as agreed between the parties.

“Associate” means:

(a)	(in relation to an individual):

(i)	a relative that is that individual’s issue, step-child, spouse, civil partner, brother, sister or parent;

(ii)	a company which is, or may be, controlled (within the meaning given in section 840 ICTA) by that individual or a relative (as defined in (i) above) of that individual, or by two or more of them; and

(b)	(in relation to a company) a Subsidiary Undertaking or Parent Undertaking of the company, and any other Subsidiary Undertaking of any Parent Undertaking of that company.

“Buyers’ Solicitors” means Berwin Leighton Paisner LLP, Adelaide House, London Bridge, London EC4R 9HA.

“Business Day” means a day (other than a Saturday or Sunday) on which the clearing banks in the City of London are open for business.

“CA1985” means the Companies Act 1985 as amended from time to time.

“CA2006” means the Companies Act 2006 as amended from time to time.

“Companies Acts” has the meaning given to it in section 2 of the CA2006 in so far as the provisions referred to in such section are in force at the date of this Agreement.

“Company” means Turbotec Products plc, a public company incorporated in England and Wales under company number 5593339 whose registered office is at 34 Beckenham Road, Beckenham, Kent BR3 4TU.

“Completion” means completion of the sale and purchase of the Shares in accordance with Clause 5.

“Completion Date” means the date on which Completion occurs in accordance with the terms of this Agreement.

“Encumbrance” includes a mortgage, charge, pledge, lien, rent charge or other security interest of any description or nature and any interest or legal or equitable right or claim of any third party or any option or right of pre-emption or right of conversion or right of set off, any retention of title or hypothecation and any agreement to create any of the foregoing.

“Group” means the Company and its Subsidiary Undertakings.

“ICTA” means the Income and Corporation Taxes Act 1988.

“Parent Undertaking” and “Subsidiary Undertaking” have the meanings given to them in section 1162 CA2006.

“Purchase Price” means the purchase price for the Shares to be paid by the Buyers to the Seller in accordance with Clause 3 and subject to a reduction in accordance with Clause 4.

 “Relationship Agreement” means the relationship agreement entered into between the Seller, the Company, Dawnay, Day Corporate Finance Limited, Robert Allan Lerman and John Francis Ferraro and others dated 28 April 2006.

“Relevant Percentage” means 26.5485%.

“Relief” includes any relief, allowance, credit, debit, charge, expense, exemption, set off or deduction in computing, reducing or eliminating Tax or against profits, income or gains of any description or from any source, or credit against or repayment or right to repayment of Tax.

“Seller’s Solicitors” means Thomas Eggar LLP of 76 Shoe Lane, London EC4A 3JB.

“Shares” means the 3,400,000 ordinary shares of 1p each in the Company which represent the Relevant Percentage of the entire issued share capital of the Company.

“Tax” includes all present and future forms of tax, duties, imposts, contributions, withholdings, deductions, charges, levies and sums payable on account of the foregoing whatsoever and whenever imposed, charged or demanded by a Tax Authority in the nature of tax (including without limitation any amount payable as a result of counteraction, adjustment or set off by a Tax Authority in relation to any liability to tax, interest on unpaid tax, repayment of tax or interest or repayment supplement in respect of a repayment of tax) and whether or not primarily payable by the Company or any other person, and all amounts recoverable by a Tax Authority as if they were tax (or by any other person by virtue of any entitlement arising by operation of law) and shall be deemed to include the cost of removing any charge over assets imposed by any Tax Authority and in each case all charges, interest, fines, penalties and surcharges arising from or incidental, or relating, to the same.

“Tax Authority” means HMRC, (which shall include without limitation its predecessors, the Inland Revenue and HM Customs and Excise) and any other governmental, state, federal or other fiscal, revenue, customs or excise authority, department, agency, body or office whether in the United Kingdom or elsewhere in the world having authority or jurisdiction for any Tax purpose.

“TPI” means Turbotec Products, Inc, a wholly owned subsidiary of the Company.

“UK Legal Proceedings” means the legal proceedings between the Seller and the Company and/or TPI entitled Thermodynetics, Inc. v Turbotec Products plc in the High Court of England, file no. HC08C00046.

“US Legal Proceedings” means the legal proceedings (including any related counterclaim) between the Seller and the Company and/or TPI entitled Turbotec Products, Inc. v Thermodynetics, Inc. in the Connecticut Superior Court, Judicial District of Hartford, Housing Session, Docket No. 7712.

“US$” or “$” means United States dollars, the lawful currency of the United States of America.

“Warranties” means the representations and warranties of the Seller contained in Clause 6.

“£” means pounds sterling, the lawful currency of the United Kingdom of Great Britain and Northern Ireland.

1.2
A reference to a statute or statutory provision is a reference to that statute or statutory provision and to all orders, regulations, instruments or other subordinate legislation made under the relevant statute.

1.3
Any reference to a statute, statutory provision, subordinate legislation, code or guidance (“statutory provision”) is a reference to such statutory provision as amended and in force from time to time and to any statutory provision which re-enacts or consolidates (with or without modification) any such statutory provision except to the extent that, as between the parties, any such amendment or modification coming into force after the date of this Agreement would impose any new or extended obligation, liability or restriction on, or otherwise adversely affect the rights of, any party under this Agreement.

1.4	Reference to:

(a)	the singular includes the plural and vice versa; and

(b)	one gender includes all genders.

1.5	Unless otherwise stated, a reference to a Clause or Schedule is a reference to a Clause or Schedule to, this Agreement and a reference to this Agreement includes its Schedules.

1.6	Clause headings in this Agreement and in the Schedules are for ease of reference only and do not affect its construction.

2	AGREEMENT FOR SALE

2.1
Subject to Clause 2.2, the Seller agrees to sell the Shares with full title guarantee free from Encumbrances and the Buyers agree to purchase the Shares with all rights attaching to them with effect from the date of this Agreement.

2.2
The Buyers and the Seller acknowledge and agree that the pre-Completion dividend rights attaching to the Shares which are the subject of the UK Legal Proceedings shall not be transferred in accordance with this Agreement and shall continue to vest in the Seller.

2.3	The Seller waives all pre-emption rights and other rights of first refusal in relation to any of the Shares, whether under the articles of association of the Company or otherwise.

3	PURCHASE PRICE

3.1	Subject to a reduction pursuant to Clause 4, the purchase price for the Shares shall be the sum of £850,000 payable as follows:

(a)	£425,000 in cash at Completion (the “Initial Payment”) to the Seller’s Solicitors which shall be payable by the Buyers in the following portions:

(i)	£212,500 by Execuzen (being 50% of the Initial Payment);

(ii)	£170,000 by JD (being 40% of the Initial Payment); and

(iii)	£42,500 by Burlington (being 10% of the Initial Payment).

(b)
£212,500 in cash on the date three months after the Completion Date (the “First Deferred Payment”) (or if such date is not a Business Day, the next Business Day) which shall be payable by the Buyers in the following portions:

(i)	£106,250 by Execuzen (being 50% of the First Deferred Payment);

(ii)	£85,000 by JD (being 40% of the First Deferred Payment); and

(iii)	£21,250 by Burlington (being 10% of the First Deferred Payment);

(c)	£212,500 in cash on the date six months after the Completion Date (the “Second Deferred Payment”) (or if such date is not a Business Day, the next Business Day):

(i)	£106,250 by Execuzen (being 50% of the Second Deferred Payment);

(ii)	£85,000 by JD (being 40% of the Second Deferred Payment); and

(iii)	£21,250 by Burlington (being 10% of the Second Deferred Payment);

The Seller acknowledges and agrees that any of the Buyers may at their sole discretion pay the Purchase Price (or any part of it) in US$ at the Relevant Exchange Rate (defined below).

3.2	For the purposes of this Agreement, the “Relevant Exchange Rate” for:

(a)
pounds sterling (£) to United States dollars (US$), shall be the spot rate of exchange for the purchase of $US with pounds sterling printed in the London edition of the Financial Times on the Business Day before the date for payment; and

(b)
for United States dollars (US$) to pounds sterling (£), shall be the spot rate of exchange for the purchase of pounds sterling with $US printed in the London edition of the Financial Times on the Business Day before the date for payment.

4	ADJUSTMENTS TO THE PURCHASE PRICE

4.1	If:

(a)	the aggregate amounts received by the Seller and/or its Associates (not including a member of the Group) in connection with:

(i)	the UK Legal Proceedings (including all costs (including legal costs) accrued or incurred in respect thereof);

(ii)	the US Legal Proceedings (including all costs (including legal costs) accrued or incurred in respect thereof); and

(iii)
any settlement (including a part settlement) of the UK Legal Proceedings and/or the US Legal Proceedings (and any refund of costs incurred by the Sellers and/or its Associates in respect of the UK Legal Proceedings or the US Legal Proceedings or any settlement relating to such proceedings),

(the “Proceeds”), exceed in aggregate US$750,000 (or the pounds sterling equivalent calculated at the Relevant Exchange Rate at the date the Proceeds or any part of them are awarded or become payable (whichever is the earlier)) then the Purchase Price payable by the Buyers shall be reduced by an amount equal to fifty percent (50%) of the amount by which the Proceeds exceed US$750,000; or

(b)
the amount of the consolidated net assets of the Company shown in the unaudited consolidated balance sheet of the Company as at 30 September 2010  decrease by 20 per cent. or more from the amount of the consolidated net assets shown in the audited consolidated balance sheet of the Company as at 31 March 2010 (the “20 per cent. threshold”) (excluding for these purposes any decrease in the amount of the Company’s consolidated net assets which represent payments made during such period to the other party in relation to compensation or damages in respect of the UK Legal Proceedings and/or the US Legal Proceedings (“Litigation Payments”)), then the Purchase Price shall be reduced for every dollar (US$) by the amount by which the Company’s consolidated net assets shown in the Company’s unaudited consolidated balance sheet as at 30 September 2010 are lower than such 20 per cent. threshold.

Worked example

The following worked example is provided to illustrate how the principle in this Clause 4.1(b) operates (assuming no Litigation Payments):

Consolidated net assets as at 31 March 2010	Consolidated net assets as 30 September 2010	Reduction in Purchase Price
US$10,000,000	US$7,500,000	US$500,000

4.2	The parties acknowledge and agree that, notwithstanding the provisions of Clause 4.1 in no circumstances shall the Purchase Price reduce below £1.

4.3
Without prejudice to Clause 4.5, any such reduction of the Purchase Price pursuant to Clause 4.1 shall be paid by the Seller to the Buyers in cash (in pounds sterling or, if any of the Buyers elect, US$ at the Relevant Exchange Rate) two Business Days after:

(a)	in respect of the reduction of the Purchase Price pursuant to Clause 4.1(a), the date when the Proceeds exceeding US$750,000 are received by the Seller and/or its Associates; and

(b)	in respect of the reduction of the Purchase Price pursuant to Clause 4.1(b):

(i)	the date the Company’s interim results for the six months ending 30 September 2010 are announced; or

(ii)	if the Company’s ordinary shares are no longer admitted to trading on AIM, the date the unaudited consolidated balance sheet for the Company as at 30 September 2010 is prepared.

4.4
The parties undertake to use all reasonable endeavours procure that if the Company’s ordinary shares are no longer admitted to trading on AIM, that an unaudited consolidated balance sheet for the Company is prepared on or before 31 December 2010 to the same standard that it would have been prepared had the ordinary shares of the Company continued to be admitted to trading on AIM.

4.5
If any payment is due to the Buyers pursuant to Clause 4.3 before the First Deferred Payment or the Second Deferred Payment is due, then the amount payable pursuant to Clause 4.3 shall be settled by a pound (£) for pound (£) or dollar ($US) for dollar ($US) set off of the amount due against the First Deferred Payment or the Second Deferred Payment (as applicable) (such set off to be pro rated between each of the Buyers in proportion to their obligation to pay the Purchase Price), without prejudice to the Buyers’ right to claim more if the amount payable pursuant to Clause 4.3 exceeds the amount of the First Deferred Payment and/or the Second Deferred Payment.

4.6	The Seller undertakes to:

(a)
to keep the Buyers regularly and promptly informed of the progress of the UK Legal Proceedings and the US Legal Proceedings (including all  settlement negotiations and any other material developments) and notify the Buyers as soon as possible if any order, award or judgement is made or any settlement negotiations commence or settlement agreement is entered into in relation to such proceedings and provide the Buyers with copies of any such order, award or judgement or documentation relating to any settlement negotiations or settlement agreement; and

(b)
allow the Buyers and their advisers (subject to satisfactory confidentiality undertakings being provided) to examine and (at the Buyers’ expense) copy any documents related to the UK Legal Proceedings and/or the US Legal Proceedings.

4.7
For the period of six months after Completion, the Buyers undertake (so far as they are able) to use reasonable endeavours to procure that the Company provides the Seller with all such information of the Company (including, without limitation, trading, financial information and audited consolidated balance sheets and any management account information) as the Seller is required to file with the United States Securities and Exchange Commission (“SEC”), provided that: (i) the Buyers shall not be required to disclose any information pursuant to this Clause which they reasonably believe would breach any law or regulation (including, without limitation, the AIM Rules and the Financial Services and Markets Act 2000); and (ii) the Buyers shall not be under any obligation to incur any costs in complying with their obligations under this Clause but to the extent they do incur any such costs, the Seller shall reimburse the Buyers for such costs immediately on demand.

5	COMPLETION

5.1	Completion shall take place at the offices of the Buyers’ Solicitors immediately following the signing of this Agreement.

5.2	The Seller shall deliver to the Buyers:

(a)	a certified copy of the resolutions of the directors of the Seller authorising the entry into of this Agreement and any other transactions contemplated by it;

(b)	a copy of a legal opinion from counsel in the United States of America in the Agreed Form;

(c)
completed and signed transfers of the Shares, in favour of the Buyers  or as they direct in respect of the Shares being purchased by each of them as set out in Schedule 1, together with the relevant share certificates;

(d)
written confirmation from the Seller that there are no outstanding guarantees given by a member of the Group in favour of the Seller or its Associates and that, after compliance with Clause 5.3, the neither Seller nor any of its Associates will be indebted to a member of the Group;

(e)	a pre-registration powers of attorney executed by the Seller in favour of the Buyers.

5.3	The Seller shall repay or procure to be repaid all amounts owing at Completion to each member of the Group from any of the Seller or its Associates, whether due for payment or not.

5.4
Upon completion of the matters referred to in Clause 5.2, the Buyers shall pay by means of electronic funds transfer to the account of the Seller’s Solicitors with Barclays Bank plc, East Street, Chichester, West Sussex,  Sort Code 20-20-62, and account number 90359610 the sum of £425,000 being that part of the Purchase Price which is the Initial Payment payable on Completion or to such other account as the parties agree.  A payment made in accordance with this Clause shall constitute a complete discharge of the Buyers’ obligation under Clause 3.1(a).

6	WARRANTIES

6.1	The Seller warrants and represents to the Buyers that:

(a)
it has the power and authority to enter into and perform this Agreement which constitutes, or when executed will constitute, valid and binding obligations on it in accordance with their respective terms and it shall comply with such terms;

(b)	the Seller is currently the legal and beneficial owner of 7,212,407 ordinary shares in the Company which equals approximately 56.32 per cent. of the entire issued share capital of the Company;

(c)	immediately following Completion and the registration of the Shares in the Buyers’ names:

(i)	the Seller will be the legal and beneficial owner of 3,812,407 ordinary shares representing approximately 29.77 per cent of the entire issued share capital of the Company;

(ii)	the Buyers will be the legal and beneficial owners of 3,400,000 representing approximately 26.54 per cent. of the entire issued share capital of the Company; and

(iii)	in aggregate, the Buyers and the Seller will legally and beneficially own approximately 56.32 per cent. of the entire issued share capital of the Company;

(d)
the 3,400,000 issued ordinary shares of 1p of the Company which are to be sold to the Buyers pursuant to this Agreement constitute the Relevant Percentage of the allotted and issued share capital of the Company and are fully paid up;

(e)	the Shares are owned by the Seller free from any Encumbrances and no other person is entitled to enjoy or exercise any rights whatsoever attaching to the Shares;

(f)	the Seller is entitled to transfer the ownership and/or title of the Shares to the Buyers on the terms of this Agreement without the consent of a third party;

(g)
the Seller is not prohibited or in any way restricted from transferring the ownership of the Shares to the Buyers or performing its obligations under this Agreement (including, but not limited to, pursuant to the terms of the Relationship Agreement);

(h)	on Completion, the Seller has no reason to believe (having made due and careful enquiry) that the Relationship Agreement will not terminate;

(i)
the Seller has no reason to believe (having made due and careful enquiry) that there are any agreements or arrangements in force, other than this Agreement, which grant a right to call for the allotment, issue or transfer of share or loan capital of a member of the Group;

(j)
with the exception of the sums which are subject to the US Legal Proceedings or the UK Legal Proceedings, neither the Seller nor any of its Associates, is indebted to the Company or any other member of the Group for an aggregate amount of $US1,000 or more; and

(k)
there are no judicial, administrative or other governmental actions, proceedings or investigations pending against the Seller, or to the knowledge of the Seller, threatened, except as disclosed in the quarterly report of the Seller filed on Form 10-Q on 13 November 2009 with the United States Securities and Exchange Commission on the Edgar filing system.

6.2	Each of the Warranties is without prejudice to the other Warranties and, except where expressly stated otherwise, no Clause governs or limits the extent or application of the other Clauses.

7	INDEMNITY

The Seller agrees and undertakes to each of the Buyers to indemnify each of them from and against, and covenants to pay the Buyers on demand an amount equal to all costs (including any costs of enforcement), expenses, liabilities, including any Tax liability, direct, indirect or consequential losses or damages, claims, demands, proceedings or legal costs and judgements which the Buyers or any member of the Group incurs or suffers, directly or indirectly in any way whatsoever as a result of a breach by the Seller of this Agreement (including, but not limited to, the Warranties) or the Relationship Agreement.

8	ACTING IN CONCERT

8.1
If and for so long as the Panel considers that the Buyers (or any one of them) and the Seller are regarded as “acting in concert” for the purposes of the City Code on Takeovers and Mergers (the “Takeover Code”),

(a)	the Seller covenants and undertakes to each of the Buyers and each of the Buyers severally covenant and undertake to the Seller:

(i)
not to have any “dealings” or “interests in securities” of the Company in circumstances where the Buyers and the Seller’s combined shareholding in the Company is less than 50 per cent. of the entire issued share capital of the Company unless and until it has received written confirmation from the Panel on Takeovers and Mergers (the “Panel”) that the Buyers and the Seller are no longer acting in concert or that the Takeover Code does not apply to the Company;

(ii)	without prejudice to the foregoing, do anything which may require the Buyers and/or the Seller to make a mandatory offer under Rule 9 of the Takeover Code, and

(b)
the Seller covenants and undertakes to each the Buyers not to have any “dealings” or “interests in securities” of the Company without first notifying the Buyers in writing and unless and until the Panel has confirmed that no such “dealings” or acquisition of “interests in securities” would trigger an obligation on any of the Buyers or the Seller to make a mandatory offer under Rule 9 of the Takeover Code.

8.2	For the purposes of this Clause 8 the terms: “acting in concert”, “dealings” and “interests in securities” shall have the meanings ascribed to them in the Takeover Code.

8.3
Nothing in this Clause 8 is to be construed as the parties accepting that the Company is subject to the Takeover Code and is without prejudice to the parties’ right to challenge that the Company is subject to Takeover Code.

9	ASSIGNMENT AND SUCCESSION

9.1
If any of the Shares are transferred to an Associate of the Buyers, the benefit (but not the burden) of this Agreement may be assigned wholly to the transferee who shall accordingly be entitled to enforce it against the Seller as if it were named in this Agreement as a Buyer.

9.2	This Agreement binds each party’s successors and permitted assigns and personal representatives (as the case may be).

9.3	Except as expressly provided above, none of the rights of the parties under this Agreement may be transferred.

10	ANNOUNCEMENTS AND INFORMATION

10.1
Subject to Clause 10.2 and except as required by law, the AIM Rules, the UK Listing Authority, the London Stock Exchange plc or the Panel on Takeovers and Mergers, no announcement or statement shall be made in relation to this Agreement or another of the parties to this Agreement, except for any announcement specifically agreed between the parties.

10.2
The Seller shall be permitted to file a press release in the Agreed Form in respect of this transaction with the news and wire services and to file a current report on Form 8-K with the United States Securities and Exchange Commission (the “SEC”) within four days of the Completion Date. Furthermore, the Seller shall be permitted to append to such public filing a copy of this Agreement, and all operative associated agreements. The Buyers agree to cooperate with the Seller and to provide all such reasonable assistance to the Seller in approving in a timely manner (such approval not to be unreasonably withheld or delayed) all required press releases and regulatory filings to be filed with the SEC, provided that the Buyers shall not be under any obligation to incur any costs in complying with their obligations under this Clause but to the extent they do incur any such costs, the Seller shall reimburse the Buyers for such costs immediately on demand.

10.3
Except as required by law or any regulatory body the Seller and the Buyers shall keep confidential this Agreement and its terms and conditions and shall not disclose the same to any third party without the prior written consent of the other parties

11	RIGHTS AND REMEDIES OF THE BUYERS

11.1	The rights and remedies of the Buyers shall not be affected by, and the Warranties shall not be regarded as being qualified:

(a)	by any investigation made by or on behalf of the Buyers into the business and affairs of the Group or any member of it; or

(b)	by any matter within the actual, imputed or constructive knowledge of the Buyers or of any of their agents or advisers.

11.2
The rights and remedies of the Buyers shall not be affected by its rescinding, or failing to rescind, this Agreement, or failing to exercise, or delaying in exercising, a right or remedy, or by anything else, except a specific authorised written waiver or release.  A single or partial exercise of a right or remedy provided by this Agreement or by law does not prevent its further exercise or the exercise of another right or remedy.

12	WAIVER

Waiver by the Buyers of a breach of a term of this Agreement, or of a default under it, does not constitute a waiver of another breach or default nor affect the other terms of this Agreement.

13	NO MERGER

The obligations contained in or implied by this Agreement which have not been performed at or prior to Completion and the warranties, representations and indemnities contained in it and any rights or remedies available pursuant to it shall remain in full force and effect notwithstanding, and shall not be affected by, Completion.

14	CUMULATIVE RIGHTS

The rights and remedies provided in this Agreement are cumulative and not exclusive of any other rights or remedies.

15	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

15.1
Unless the right of enforcement is expressly granted, it is not intended that a third party should have the right to enforce a provision of this Agreement pursuant to the Contracts (Rights of Third Parties) Act 1999.

15.2	The parties may vary this Agreement without the consent of a third party to whom an express right to enforce any of its terms has been provided.

16	COSTS

Expenses incurred by or on behalf of the parties, including the fees of agents and advisers employed in connection with the negotiation, preparation or execution of this Agreement, shall be borne by the party who incurred the liability and none of such expenses shall be payable by the Company.

17	SET-OFF, WITHHOLDING TAX AND GROSSING-UP

17.1	The Seller shall pay all sums payable by it under or pursuant to the terms of this Agreement free and clear of any counterclaim or set-off of any kind.

17.2
The Seller shall pay all sums payable by it under or pursuant to the terms of this Agreement free and clear of all deductions or withholdings except for those required by law.  If a deduction or withholding is required by law the Seller shall pay such additional amount as will ensure that the net amount the payee receives equals the full amount which it would have received had the deduction or withholding not been required.

18	INVALIDITY

18.1
Subject to Clause 18.2 and Clause 18.3, if a provision of this Agreement is held to be illegal or unenforceable, in whole or in part, under an enactment or rule of law, it shall to that extent be deemed not to form part of this Agreement and the enforceability of the remainder of this Agreement shall not be affected.

18.2
If a provision of this Agreement is, or but for this Clause would be, held to be illegal or unenforceable, in whole or part, but would be legal and enforceable if the period of application or geographical application were reduced or if part of the provision were deleted, the provision shall apply with the minimum modification necessary to make it legal and enforceable.

18.3
If a provision of this Agreement is held to be illegal or unenforceable, in whole or in part, and Clause 18.2 cannot be used to make it legal and enforceable, the Buyers or the Seller (as the case may be) may require the Seller or the Buyers (as the case may be) to enter into a new deed under which the Seller or the Buyers (as the case may be) undertake(s) in the terms of the original provision, but subject to such amendments as the Buyers or the Seller (as the case may be) specify in order to make the provision legal and enforceable.  Neither the Seller nor the Buyers will be obliged to enter into a new deed that would increase their liability beyond that contained in this Agreement, had all its provisions been legal and enforceable.

19	FURTHER ASSURANCE

19.1
The Seller will at its own expense and following a request by any of the Buyers execute any document and do any thing and use all reasonable endeavours to procure that a third party executes any document and does any thing, reasonably necessary to give the Buyers title to and otherwise perfect the transfer of the Shares to the Buyers.

20	COUNTERPARTS

20.1	This Agreement may be executed in a number of counterparts and by the parties on different counterparts, but shall not be effective until each party has executed at least one counterpart.

20.2	Each counterpart, when executed, shall be an original, but all the counterparts together constitute the same document.

21	JOINT AND SEVERAL LIABILITY

Unless expressly provided otherwise, the obligations entered into in this Agreement by the Buyers are entered into severally only.

22	COMMUNICATIONS

22.1	All communications between the parties with respect to this Agreement shall be in writing and shall:

(a)
be delivered by hand, or sent by first class prepaid post (or airmail if sent outside the United Kingdom), to the address of the addressee as set out in this Agreement or to another address in the United Kingdom which the addressee notifies for the purpose of this Clause; or

(b)	be sent by facsimile to the facsimile number stated below or as notified for the purpose of this Clause.

22.2	In the absence of evidence of earlier receipt, communications shall be deemed to have been received as follows:

(a)	(if sent by post within the United Kingdom) two Business Days after posting;

(b)	(if sent by post outside the United Kingdom) five Business Days after posting;

(c)	(if delivered by hand) on the day of delivery, if delivered at least two hours before the close of business hours on a Business Day, and otherwise on the next Business Day; and

(d)	(if sent by facsimile) at the time of transmission, if received at least two hours before the close of business hours on a Business Day, and otherwise on the next Business Day.

22.3	For the purposes of this Clause, “business hours” means between the hours of 10.00 and 18.00 inclusive, London time.

22.4
In proving service it shall be sufficient to prove that personal delivery was made, or that the envelope containing the notice was properly addressed and stamped and placed in the post or that the facsimile transmission was transmitted to the specified number and a confirmatory transmission report received.

22.5
A communication to the Seller which is delivered or sent in accordance with Clause 22.1 to the address of the Seller set out in this Agreement or to the Seller’s Solicitors (or such other professional adviser as is notified by the Seller to the Buyers), shall be deemed to have been sent to the Seller.

22.6	The facsimile numbers referred to in Clause 22.1 are:

for the Seller: +1 860 285 0139

for the Execuzen: +44 020 7245 8890;

for Burlington and JD: +1 201 621 405

23	ENTIRE AGREEMENT

This Agreement and the documents referred to in it together constitute the whole agreement between the parties and, subject as expressly provided to the contrary in this Agreement, supersede all previous negotiations, agreements and understandings, written or oral, between the parties relating to the subject matter of this Agreement.

24	GOVERNING LAW AND JURISDICTION

24.1	This Agreement and any non-contractual obligations arising in connection with it (and, unless provided otherwise, any document entered into in connection with it) shall be governed by English law.

24.2
Subject to Clause 24.4, the English courts shall have exclusive jurisdiction to determine any dispute arising in connection with this Agreement (and, unless provided otherwise, any document entered into in connection with it), including disputes relating to any non-contractual obligations.

24.3
Each party irrevocably waives any objection which it may now or later have to proceedings being brought in the English courts (on the grounds that the English courts are not a convenient forum or otherwise).

24.4
Nothing in this Agreement (or, unless provided otherwise, any document entered into in connection with it) shall prevent a party from applying to the courts of any other country for injunctive or other interim relief.

25	SERVICE OF PROCESS

25.1
The Seller irrevocably appoints the Seller’s Solicitors as its agent for service of process in relation to any English court proceedings in connection with this Agreement and any of the transactions or matters contemplated by it.

25.2	Service on the agent (as named above or notified in accordance with this clause) shall be deemed to be valid service whether or not the process is actually received by the Seller.

25.3	If the agent changes its address to another address in England, the Seller shall within five Business Days notify the Buyers and the Buyers’ Solicitors of the new address.

25.4
If the agent ceases to be able to act as agent or to have an address in England, the Seller shall within five Business Days notify the Buyers and the Buyers’ Solicitors of the appointment of a new agent acceptable to the Buyers.  If it fails to do so the Buyers may serve proceedings on the Seller by an advertisement in the Financial Times newspaper stating how the Seller may obtain a copy of the proceedings.  The proceedings shall be deemed to be served on the date of publication of the advertisement.

25.5	Nothing in this Agreement shall affect the Buyers’ right to serve process in any other manner permitted by law.

SCHEDULE 1

NUMBER OF SHARES BEING PURCHASED BY EACH BUYER

Buyer	Percentage of Shares to be purchased	Number of Shares being purchased
Execuzen Limited	50%	1,700,000
Burlington Holdings, Inc	40%	1,360,000
Joe DeSena	10%	340,000

EXECUTION PAGE

Signed as a Deed by Thermodynetics, Inc acting by in the presence of	) )	) ) ) /s/………………………………….. Robert A. Lerman, President, and a director /s/………………………………….. John F. Ferraro, Chairman, and a director

Signed as a Deed by Execuzen Ltd in the presence of	) )
/s/
Name of witness: Signature of witness: Address: Occupation:

Signed as a Deed by Burlington Holdings Inc acting by in the presence of	) )	/s/

Name of witness: Signature of witness: Address: Occupation:

Signed as a Deed by Joseph DeSena in the presence of	) )	/s/

Name of witness: Signature of witness: Address: Occupation: